Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Shareholders, Board of Directors, and Audit Committee
Hills Bancorporation
Hills, Iowa

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-736006, 33-2657, 333-182464, 333-182465) and on Form S-3D (No. 333-214840) of Hills Bancorporation of our reports dated March 18, 2026, with respect to the consolidated financial statements of Hills Bancorporation, and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Springfield, Missouri
March 18, 2026